Exhibit 99.1

US Natural Gas Corp Announces Share Repurchase Program

ST. PETERSBURG, Fla. January 12, 2011 (Market Wire) -- US Natural Gas Corp (OTCBB:UNGS - News), an energy exploration company with operations in the Appalachian Basin announced today that its Board of Directors has approved a share repurchase plan. Under terms of the plan, the Company is authorized to repurchase up to an aggregate of $250,000 of its common stock over the next 12 months.

Acquisitions of stock under the repurchase plan will be made from time to time at prices prevailing in the open market or in privately negotiated transactions as permitted by securities laws and other legal requirements, and subject to market conditions and other factors. The repurchase program will be funded by the Company's available cash and may be commenced or suspended at any time or from time to time. The plan will continue as long as periodic management reviews determine it to be fiscally feasible and may be discontinued at any time.

About US Natural Gas Corp

US Natural Gas Corp is an independent energy company principally engaged in the acquisition, exploration and development of mature long-lived oil and natural gas properties. The company's current operations are concentrated in the Appalachian Basin within the states of Kentucky and West Virginia with core assets consisting of 17,000 acres of mineral rights leases and interest in approximately 150 oil and gas wells. www.usnatgascorp.com

Safe Harbor Statement

Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words "anticipate," "believe," "estimate," "may," "intend," "expect" and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein, and while expected, there is no guarantee that we will attain the aforementioned anticipated developmental milestones. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, product, and distributor performance, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the Company. Additional risks and uncertainties are set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2009.

Contact:
US Natural Gas Corp
Shannon Bell, Executive Assistant
(727) 824-2800
info@usnatgascorp.com